Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-116691, 333-14373, 333-25973, 333-62631, 333-34200, 333-61688, 333-64892, 333-102444, and 333-106197) on Form S-8 and (No. 333-135945) on Form S-3 of North American Scientific, Inc. of our report dated January 25, 2008, relating to our audits of the consolidated financial statements and the financial statement schedules which appear in this Annual Report on Form 10-K of North American Scientific, Inc. for the year ended October 31, 2007.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California

January 25, 2008